Exhibit 10.27

Execution Version

TERM EMPLOYMENT AGREEMENT

THIS TERM EMPLOYMENT AGREEMENT (this “Agreement”) IS DATED AS OF JULY 2, 2019 BY AND AMONG ENDEAVOR GROUP HOLDINGS, INC., A DELAWARE CORPORATION (“EGH”), ENDEAVOR OPERATING COMPANY, LLC, A DELAWARE LIMITED LIABILITY COMPANY (Endeavor Operating Company, LLC or such affiliate thereof which may employ Employee from time to time subject to the terms and conditions of this Agreement and which duly executes this Agreement, the “Employer”), and MARK SHAPIRO, AN INDIVIDUAL (“Employee”).

RECITALS

A.

Employee is currently providing services to WME IMG, LLC and its affiliates pursuant to the terms and conditions of that certain Term Employment Agreement, entered into on October 12, 2018, by and between WME IMG, LLC and Employee (the “Existing Agreement”).

B.

Employee acknowledges and agrees that many aspects of the business and affairs of the “Employer Group” (as defined below) are confidential and that Employee will have continued access to “Confidential Information” (as defined below).

C.

Employee acknowledges and agrees that the services to be rendered by Employee under this Agreement are of a special, unique, unusual, extraordinary and intellectual character which gives such services peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

D.

Employee currently holds equity interests in WME Iris Management Holdco, LLC (“Iris I Holdco”), WME Iris Management Holdco II, LLC (“Iris II Holdco”) and WME Iris Management IV Holdco, LLC (“Iris IV Holdco,” and collectively with Iris I Holdco, Iris II Holdco, and Iris IV Holdco, together with any successors thereto (including, without limitation, any entities through which Employee will directly or indirectly hold interests in Endeavor Operating Company, LLC or Endeavor Manager, LLC following any reorganization or restructuring in connection with the consummation of initial public offering of EGH), the “Management Holdcos”).

E.

The parties hereto wish to supersede the Existing Agreement as of the Effective Date (as defined below) and are entering into this Agreement in order to, among other things, memorialize the terms of the employment of Employee by Employer, to protect the Confidential Information of EGH, Employer and their respective affiliates’ clients, and to set forth the respective obligations of Employee, on the one hand, and EGH, Employer and their respective affiliates (including the Management Holdcos (and any successors)) (collectively, with EGH, the “Employer Group”), on the other hand.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and in consideration of and as a condition to the continued employment of Employee by Employer, the parties hereto agree as follows:

1. Effectiveness.

This Agreement shall be effective as of the effective date of the consummation of the initial public offering of EGH (the “Effective Date”). To the extent such public offering does not occur on or prior to December 31, 2019, this Agreement shall be void ab initio and the Existing Agreement shall remain in full force and effect. For the avoidance of doubt, prior to the Effective Date, the Existing Agreement will remain in full force and effect in accordance with its terms and conditions (including, for avoidance of doubt, its provisions regarding the payment of all compensation and benefits). Employee, Employer and the other members of the Employer Group acknowledge and agree that Employee has been continuously employed by a member of the Employer Group and that there has not been a termination of employment or any forfeiture of equity under the Existing Agreement or any agreement governing Employee’s equity interests or equity-based awards in any member of the Employer Group, including, without limitation, any Management Holdco (or any successor) and/or UFC Management Holdco LLC (or any successor).

2. Position and Duties.

2.1 Employer hereby agrees to employ Employee as President of the Employer Group, subject to the terms, conditions and provisions of this Agreement. As a material term of this Agreement, Employee shall be the sole President of the Employer Group and shall report directly to Ariel Emanuel as Chief Executive Officer of the Employer Group (“CEO”); provided, that, in the event of the termination of employment of the CEO as a result of his death or disability, Employee shall report directly to the successor thereto. Employee accepts such continued employment and agrees to render services as provided herein, all of which services shall be performed conscientiously and to the fullest extent of Employee’s ability. Employee shall devote substantially all of Employee’s business time to the Employer Group during the Term (as defined in Subsection 4.1 below); except nothing in this Agreement shall preclude Employee from serving as a member of the board of directors of any charitable, educational, religious, public interest or public service organization (but not as a member of the board of directors of a “for-profit” entity not part of the Employer Group unless approved by Employer or set forth on Exhibit A hereto), in each instance not inconsistent with the business practices and policies of Employer, or from devoting reasonable periods of time to the activities of the aforementioned organizations, unless such activities interfere in any material respect with the performance of Employee’s duties and responsibilities hereunder to the Employer Group. Notwithstanding the foregoing or any other provision herein, nothing in this Agreement shall prohibit Employee from continuing to serve in the board, advisory and ownership positions he maintains as of the date hereof listed on Exhibit A hereto (subject to the terms thereof); provided, that, except as otherwise set forth on Exhibit A, Employee shall not serve in any other such position unless prior approval is obtained from Employer.

2.2 Employee’s principal work location shall be the Employer’s offices in New York, New York.

2.3 Employee shall be permitted to retain his full-time administrative assistant(s), which assistant(s) shall be on the Employer’s payroll and eligible to participate in all group health insurance benefit plans, group life insurance benefit plans, qualified defined contribution retirement plans, annual vacation plans, and other welfare benefit plans and programs that are made available to other employees of the Employer Group; provided, that such administrative assistant(s) shall be remunerated at a rate commensurate with similarly situated administrative assistants of Employer.

3. Compensation.

3.1 During the Term, Employer agrees to pay and Employee agrees to accept a salary at an annual rate of $3,000,000 (the “Base Salary”), pro-rated for any partial calendar year, if applicable. The Base Salary shall be payable in accordance with Employer’s customary procedures and practices commencing on the first payroll date following the Effective Date.

3.2 In addition to the Base Salary, beginning in fiscal year 2019 and thereafter during the Term, Employee shall have the opportunity to earn an annual cash bonus (the “Annual Bonus”) in respect of each such fiscal year with a target amount of no less than 83.33% and up to 100% of Base Salary (the target for any applicable fiscal year, the “Target Bonus” for such fiscal year). The amount of the Annual Bonus for each fiscal year shall be determined by EGH’s Board of Directors (the “Board”) or such committee to which the Board has defeased its power and authority under EGH’s certificate of incorporation as in effect from time to time (the Board or such committee, as applicable, the “Governing Body”) in its sole discretion and may exceed the amount of the target Annual Bonus for such fiscal year. Fifty Percent (50%) of the Annual Bonus shall be based on the attainment of certain annual performance metrics and the remaining fifty percent (50%) of the Annual Bonus shall be based on continued service and/or other criteria, determined in the sole discretion of the Governing Body. Payment of the Annual Bonus shall be made at such time as Employer customarily pays annual bonuses to its senior executives but in no event later than March 15th of the year following the year to which such Annual Bonus relates.

3.3 Employer or one of its affiliates previously paid Employee a sign-on bonus of $6,000,000 (the “Sign-On Bonus”) on or about January 1, 2019. If Employee’s employment with Employer is terminated by Employer for Cause or due to his resignation without Good Reason (as such terms are defined below) after the payment of the Sign-On Bonus but prior to the expiration of the Term, then Employee shall, within forty-five (45) days following such termination of employment, repay a portion of the after-tax amount of the Sign-On Bonus equal to the product obtained by multiplying (x) the after-tax amount of $5,311,237 by (y) the quotient obtained by dividing (i) the difference between (A) the total number of days from January 1, 2019 through December 31, 2021 (the “Total Days”) less (B) the number of days elapsed from January 1, 2019 through (and including) the date of termination by (ii) the Total Days. For avoidance of doubt, the repayment obligation set forth in this Subsection 3.3 shall not apply to a termination by Employee for Good Reason, a termination by Employer without Cause, a termination due to Employee’s death or Disability, or a termination due to the expiration of the Term.

3.4 Employee acknowledges that, except as otherwise provided in this Agreement, including, for the avoidance of doubt, as provided under Sections 4, 5 and 6, and unless otherwise determined by the Governing Body or 16b-3 Committee (as defined below), as applicable, in accordance with the terms of their applicable charters (if any), the sole compensation that Employee is entitled to receive from Employer under this Agreement on and following the Effective Date shall be (a) the Base Salary, pursuant to Subsection 3.1, (b) the Annual Bonus, if any, pursuant to Subsection 3.2, and (c) the Equity Award pursuant to Subsection 3.5. Employee also retains his rights under the equity or equity-based awards previously granted to him by any member of the Employer Group in accordance with the applicable agreements governing such equity or equity-based interests. For the avoidance of doubt, the Governing Body and 16b-3 Committee, as applicable, may from time to time in its sole and absolute discretion provide for increases to (or cash and/or equity-based compensation in addition to) the compensation set forth in this Agreement.

3.5 Employee shall be eligible to receive equity awards (the “Equity Awards”) in respect of each calendar year commencing during the Term (for avoidance of doubt, beginning with the 2020 calendar year). Fifty percent (50%) of the Equity Awards for each calendar year shall be based on the attainment of certain annual performance metrics and fifty percent (50%) of the Equity Awards for each calendar year shall be based on continued service and/or other criteria, in each case as determined in the sole discretion of the Governing Body or the Board or a committee thereof if required with respect to actions taken to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the Board or committee thereof for this purpose, the “16b-3 Committee”). Subject to approval by the Governing Body or 16b-3 Committee, as applicable, the Equity Awards for each calendar year are expected to (a) represent an aggregate value (as of the date of issuance) ranging from fifty percent (50%) to one-hundred and fifty percent (150%) of Employee’s Base Salary (such value calculated by the Governing Body or the 16b-3 Committee, as applicable, in its good faith discretion) and (b) consist of sixty percent (60%) grants in the form of options (or similar awards) vesting based on continued service over a three-year period following grant, and forty percent (40%) of grants in the form of restricted stock units (or similar awards) vesting based on continued service and/or attainment of performance goals or metrics. Notwithstanding the foregoing, the terms and conditions of each of Employee’s Equity Awards (including the nature and vesting conditions thereof) shall be determined in the sole discretion of the Governing Body or 16b-3 Committee, as applicable, subject to the terms of their applicable charters (if any), and the value of the Equity Awards may exceed the expected amount for such calendar year as described above.

4. Term; Termination; Equity.

4.1 Employer and Employee acknowledge and agree that the employment of Employee under this Agreement is for a term beginning on the Effective Date and, subject to earlier termination in accordance with this Section 4, ending at the close of business on December 31, 2021 (the “Term”). In the event that Employee’s employment terminates as a result of the expiration of the Term, Employee shall only be entitled to receive (i) accrued and unpaid Base Salary through the date of termination of employment, (ii) notwithstanding anything herein or in any bonus or incentive agreement, arrangement, plan, policy or program to the contrary, the aggregate amount of any unpaid Annual Bonuses, if applicable, for any fiscal year preceding fiscal year 2021, (iii) notwithstanding anything herein or in any bonus or incentive agreement, arrangement, plan, policy or program to the contrary, any Annual Bonus in respect of fiscal year 2021, (iv) reimbursement, within thirty (30) days following submission by Employee to Employer of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Employee in accordance with Employer’s policy prior to the date of Employee’s termination of employment; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to Employer within ninety (90) days following the date of Employee’s termination of employment, and (v) all amounts and benefits then or thereafter due to Employee under the applicable terms of any applicable plan, program, award, agreement or arrangement (including any equity or equity-based plan, program, award, agreement or arrangement) of any member of the Employer Group in accordance with the terms and conditions of any such plan, program, award, agreement or arrangement. Such amounts in clauses (i) and (ii) above shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment and the amount in clause (iii) above shall be paid at such time as such Annual Bonus in respect of fiscal year 2021 is otherwise paid to similarly situated senior executives, but in no event later than March 15, 2022.

4.2 In the event that Employee shall, for any reason, continue to render services to the Employer Group after the expiration of the Term, (a) Employee shall be deemed an “at-will” employee whose employment may be terminated by either Employer (or any of its Subsidiaries, as applicable) or Employee at any time and for any reason and (b) Employee shall in no event be entitled to the “Severance Payments” (defined in Subsection 4.6 below) following any such termination, but, notwithstanding anything herein or in any bonus or incentive agreement, arrangement, plan, policy or program to the contrary, Employee shall remain entitled to receive (x) the aggregate amount of any unpaid Annual Bonuses, if applicable, for any fiscal year preceding the expiration of the Term and (y) any Annual Bonus in respect of fiscal year 2021.

4.3 Employer may terminate the Term and Employee’s employment hereunder for Disability. “Disability” means (a) Employee’s incompetence, as determined and declared by a court of competent jurisdiction or (b) it is determined by Employee’s treating physician or health care professional that Employee is physically or mentally incapacitated such that he is incapable of rendering services to the Employer Group for a period of ninety (90) consecutive days or for an aggregate of one hundred and twenty (120) days in any period of three hundred and sixty five (365) consecutive days. In addition, Employer may also terminate the Term and Employee’s employment hereunder with or without Cause. “Cause” shall mean Employee’s (a) conduct constituting embezzlement, fraud, or material misappropriation, whether or not related to Employee’s employment with Employer; (b) conduct constituting a felony, whether or not related to Employee’s employment with

Employer; (c) conviction or indictment of a financial crime, material act of dishonesty or material unethical business conduct; (d) unauthorized disclosure or use of Confidential Information or material breach of Section 8 (Intellectual Property) of this Agreement, in each case that results in material harm to the Employer Group; (e) material breach of any restrictive covenant set forth in Schedule E to that certain Equity Award Agreement, dated as of July 2, 2019, by and between Employer, EGH, Employee, Iris I Holdco, Iris II Holdco, Iris IV Holdco and Employee, as it may be amended from time to time (the “Award Agreement”); (f) material breach of any other material obligation under this Agreement; (g) material violation of Employer’s written policies that is detrimental to the best interests of the Employer Group; (h) use of alcohol or drugs that materially interferes with the performance of Employee’s duties; or (i) conduct that brings Employee or the Employer Group into public disrepute, scandal, contempt or ridicule that shocks, insults or offends a substantial portion or group of the community or reflects unfavorably on Employee or the Employer Group. Notwithstanding the foregoing, termination by Employer for Cause shall not be effective until and unless Employee has been given written notice of particular acts or circumstances which are the basis for the termination for Cause, Employee is thereafter given thirty (30) days to cure (other than with respect to clauses (b) or (c) of the preceding sentence) the omission or conduct that is the basis of such claim if such omission or conduct is reasonably capable of being cured (it being understood that any errors in expense reimbursement may be cured by repayment).

4.4 Employee may tender notice of his resignation hereunder with or without Good Reason at any time; provided, however, that, in the event that Employee provides notice of his resignation for Good Reason, Employer shall have five (5) days from the date of such notice to instead notify Employee of its intent to terminate Employee for Cause, which termination shall take effect as of the date of such notification or, if applicable, following the expiration of the thirty (30) day cure period set forth in Subsection 4.3 above. Before resigning for Good Reason, Employee shall notify Employer in writing within ninety (90) days after the occurrence of any event giving rise to Good Reason. If Employer shall not have cured such event or events giving rise to Good Reason within thirty (30) days after receipt of written notice from Employee, Employee may terminate employment for Good Reason by delivering a resignation letter to Employer within five (5) business days following such thirty-day cure period; provided, that if Employee has not delivered such resignation letter to Employer within such five-business day period, Employee waives the right to terminate employment for Good Reason for the reasons set forth in the applicable written notice. “Good Reason” shall mean, without Employee’s written consent the material breach by Employer of any material obligation under this Agreement (including, but not limited to, the obligations under Section 2 above and any failure of Employer to pay or provide the compensation provided for in Section 3 above). Employee shall notify Employer in writing at least thirty (30) days before resigning without Good Reason, whereupon the Employer may, in its absolute discretion, relieve Employee of his responsibilities pending the effectiveness of resignation.

4.5 Termination on Account of Death or Disability. In the event that the Term and Employee’s employment hereunder terminates as a result of Employee’s death or is terminated by Employer due to Employee’s Disability, Employee (or Employee’s estate, as applicable) shall only be entitled to receive (a) accrued and unpaid Base Salary through the date of termination of employment, (b) notwithstanding anything herein or in any bonus or incentive agreement, arrangement, plan, policy or program to the contrary, the payment by Employer of the aggregate amount of unpaid Annual Bonuses, if applicable, in respect of any fiscal year preceding the fiscal year in which the termination of employment occurs, (c) reimbursement, within thirty (30) days following submission by Employee (or Employee’s estate, as applicable) to Employer of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Employee in accordance with Employer’s policy prior to the date of Employee’s termination of employment; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to Employer within ninety (90) days following the date of Employee’s termination of employment, (d) all amounts and benefits then or thereafter due to Employee (or Employee’s estate, as applicable) under the applicable terms of any applicable plan, program, award, agreement or arrangement (including any equity or equity-based plan, program award, agreement or arrangement) of any member of the Employer Group in accordance with the terms and conditions of any such plan, program, award, agreement or arrangement. Such amounts in clause 4.5(a) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment and the amounts in clause 4.5(b) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination other than with respect to any Annual Bonus in respect of the year immediately prior to the year in which the termination occurs, which Annual Bonus will be paid at such time as such Annual Bonus is otherwise paid to similarly situated senior executives, but in no event later than March 15 of the year of termination. In the event the Term and Employee’s employment hereunder is terminated by Employer on account of Disability or of his death, Employee shall be deemed to have resigned all positions held with the Employer Group as of the date of such termination of employment.

4.6 Termination Without Cause or for Good Reason. In the event that the Term and Employee’s employment hereunder is terminated by Employer without Cause or by Employee for Good Reason, Employee shall be entitled to receive (a) accrued and unpaid Base Salary through the date of termination of employment, (b) notwithstanding anything herein or in any bonus or incentive agreement, arrangement, plan, policy or program to the contrary, the payment by Employer of the aggregate amount of unpaid Annual Bonuses, if applicable, in respect of any fiscal year preceding the fiscal year in which the termination of employment occurs, (c) an amount equal to the Target Bonus for the fiscal year in which the termination of employment occurs multiplied by a fraction, the numerator of which is the number of days that have elapsed from the commencement of the fiscal year in which such termination occurs through the date of such termination and the denominator of which is 365 (the “Bonus Severance”), (d) reimbursement, within thirty (30) days following submission by Employee to Employer of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Employee in accordance with Employer’s policy prior to the date of Employee’s termination of employment; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to Employer within ninety (90) days following the date of Employee’s termination of employment, (e) all amounts and benefits then or thereafter due to Employee under the applicable terms of any applicable plan, program, award, agreement or arrangement (including any equity or equity-based plan, program, award, agreement or arrangement) of any member of the Employer Group in accordance with the terms and conditions of any such plan, program, award, agreement or arrangement, and (f) payment of an amount equal to the Base Salary, payable by Employer as if Employee had remained employed through the remainder of the Term (the “Salary Severance,” and collectively with the Bonus Severance, the “Severance Payments”). Such amounts in clause 4.6(a) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment and the amounts in clause 4.6(b) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination other than with respect to any Annual Bonus in respect of the year immediately prior to the year in which the termination occurs, which Annual Bonus will be paid at such time as such Annual Bonus is otherwise paid to similarly situated senior executives, but in no event later than March 15 of the year of termination. In order to receive the Severance Payments, Employee must first execute and deliver a release of claims in the form attached hereto as Exhibit B (the “Mutual Release”) within sixty (60) days after the date of termination of Employee’s employment (such 60-day period, the “Release Period”), and must not revoke the Mutual Release within seven (7) days of signing it (the “Revocation Period”). Employer will also execute the Mutual Release within ten (10) days of receiving it, and return an executed original to Employee. The Bonus Severance shall be made in a lump sum cash payment within ten (10) days following the date on which Employee has executed (and not timely revoked) the Mutual Release but in no event later than March 15 of the calendar year following the calendar year in which the termination occurs (the “Severance Commencement Date”) and the Salary Severance shall be paid ratably in monthly installments over the twelve- (12-) month period following termination of employment with the first such installment to be paid no later than the Severance Commencement Date (which installment shall include any installment of the Salary Severance that would have otherwise been paid to Employee prior to such date absent the requirement to execute the Mutual Release assuming for these purposes that installments are paid on the day of each month that corresponds to the date of termination) and the remaining installments to be paid during the remaining portion of such 12 month period on the day that corresponds to the date of termination with the final installment to be paid on the first anniversary of such termination date; provided, that, if the Release Period together with the Revocation Period spans across two calendar years, the Bonus Severance will be paid and the first installment of the Salary Severance will commence, in each case, on the first business day of the second calendar year if such date is later than the date on which such payment would otherwise have been made pursuant to this Subsection 4.6 absent this proviso and the first installment of the Salary Severance shall include any installment of the Salary Severance that would have otherwise been paid to Employee prior to such date absent this proviso (with any remaining installments paid on the day of each month that corresponds to the date of termination). Notwithstanding anything to the contrary, the Severance Payments shall immediately cease in the event that a duly appointed arbitrator determines that Employee has materially breached any of the covenants set forth in Sections 7 or 8 of this Agreement or Schedule E to the Award Agreement. In the event of any termination of the Term and Employee’s employment hereunder by Employer without Cause or by Employee for Good Reason, Employee shall be deemed to have resigned all positions held with the Employer Group as of the date of such termination of employment.

4.7 Termination for Cause or without Good Reason. In the event that the Term and Employee’s employment hereunder is terminated by Employer for Cause or by Employee without Good Reason, then Employer shall have no further obligations to Employee under this Agreement, other than (a) accrued and unpaid Base Salary through the date of termination of employment, (b) reimbursement, within thirty (30) days following submission by Employee to Employer of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Employee in accordance with Employer’s policy prior to the date of Employee’s termination of employment; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to Employer within ninety (90) days following the date of Employee’s termination of employment, (c) all amounts and benefits then or thereafter due to Employee under the applicable terms of any applicable plan, program, award, agreement or arrangement (including any equity or equity-based plan, program, award, agreement or arrangement) of any member of the Employer Group in accordance with the terms and conditions of any such plan, program, award, agreement or arrangement, and (d) notwithstanding anything herein or in any bonus or incentive agreement, arrangement, plan, policy or program to the contrary, the payment by Employer of the aggregate amount of unpaid Annual Bonuses, if applicable, in respect of any fiscal year preceding the fiscal year in which the termination of employment occurs. Such amounts in clause 4.7(a) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination of employment and the amounts in clause 4.7(d) shall be paid in a lump sum within thirty (30) days after the date of Employee’s termination other than with respect to any Annual Bonus in respect of the year immediately prior to the year in which the termination occurs, which Annual Bonus will be paid at such time as such Annual Bonus is otherwise paid to similarly situated senior executives, but in no event later than March 15 of the year of termination. In the event of any termination of the Term and Employee’s employment hereunder by Employer for Cause or by Employee for Good Reason, Employee shall no longer hold any positions with the Employer Group effective as of the date of such termination of employment.

4.8 Treatment of Equity. Upon termination of Employee’s employment hereunder Employee’s equity interests and equity-based awards in any member of the Employer Group shall be treated in accordance with the applicable agreements governing such equity interests and equity-based awards, including, without limitation, the Award Agreement, the Limited Liability Company Agreement of any Management Holdco and the Limited Liability Company Agreement of UFC Management Holdco LLC (or any successor) (as such agreements may be amended, supplemented or restated from time to time in accordance with their terms, the “Management Holdco LLC Agreements”).

5. Other Benefits.

During the Term and Employee’s employment with the Employer Group, Employee shall be eligible to participate in all group health insurance benefit plans, group life insurance benefit plans, qualified defined contribution retirement plans, annual vacation plans, other welfare benefit plans and programs (excluding any severance plans), fringe benefit plans and programs and perquisites that are made available to other senior executives of the Employer Group (other than any such fringe benefit plans and programs and perquisites that are made available exclusively to Ariel Emanuel and/or Patrick Whitesell).

6. Employer Expense Reimbursement.

During Employee’s employment by Employer, Employee will be reimbursed in accordance with Employer’s policy in effect from time to time for travel, entertainment and other expenses reasonably incurred in the performance of Employee’s duties and responsibilities hereunder; provided, that Employee provides Employer with proper substantiation of such travel, entertainment and other expenses; and provided, further, that Employee shall be permitted to travel first class and obtain reimbursement for all such travel. Any such reimbursements shall be paid no later than March 15th following the calendar year in which the related expense is incurred.

7. Confidential Information.

7.1 Employee agrees that Employee will not at any time, whether during or subsequent to Employee’s employment by the Employer Group, either directly or indirectly, use or divulge, disclose or communicate to any person, firm or corporation, other than in the course of performing Employee’s duties to the Employer Group, any confidential and proprietary information and trade secrets of the Employer Group, including, without limitation, client and customer information, pricing information, financial plans, business plans, business concepts, supplier information, know-how and intellectual property and materials related thereto (the “Confidential Information”), whether heretofore or hereafter obtained by Employee while in the employ of the Employer Group. Upon leaving the employ of the Employer Group, Employee will not take or use, without the prior written consent of Employer, any memoranda, notes (whether or not prepared by Employee during the course of Employee’s employment with the Employer Group), lists, schedules, forms or other documents, papers or records of any kind (including, but not limited to, computerized or other records and documents in digital form or otherwise), relating to the Employer Group’s businesses or clients or any reproduction, summary or abstract thereof (including by means of discs or any other medium), all of which Employee acknowledges are the exclusive property of the Employer Group; provided that Employee shall be entitled to retain and utilize any such material solely relating to this Agreement, his rights hereunder, and his equity interests or equity-based awards in any Management Holdco (or any successor) or any other member of the Employer Group. Employee hereby agrees to surrender to Employer upon request at any time after the termination of Employee’s employment with the Employer Group all Confidential Information and other Employer property; provided, that, under no circumstances shall Employee be required to surrender or turn over his Outlook contacts, which shall remain his sole property.

7.2 Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit Employee from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the

Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of Employer to make any such reports or disclosures and Employee is not required to notify Employer that Employee has made such reports or disclosures.

8. Intellectual Property.

8.1 If Employee creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during Employee’s employment by the Employer Group and within the scope of such employment and/or with the use of any of the Employer Group’s resources (“Employer Works”), Employee hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to Employer to the extent ownership of any such rights does not vest originally in Employer.

8.2 Employee shall take all requested actions and execute all necessary documents (including any licenses or assignments) at Employer’s expense (but without further remuneration) to assist Employer in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Employer’s rights in Employer Works. If Employer is unable for any other reason to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

8.3 Employee shall not knowingly improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with any member of the Employer Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Employee shall comply with all relevant policies and guidelines of Employer, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. Employee acknowledges that Employer may amend any such policies and guidelines from time to time, and that Employee remains at all times bound by their most current version.

8.4 Notwithstanding anything to the contrary contained herein, pursuant to the Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee also understands that if he files a lawsuit for retaliation by the Employer Group for reporting a suspected violation of law, Employee may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Employee (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

9. Enforcement.

9.1 Employee agrees that Employer would suffer irreparable damage, that Employer would not have any adequate remedy at law in the event of a breach or threatened breach of any of the covenants set forth in Sections 7 or 8 of this Agreement, that the damages resulting from any such breach or threatened breach would be material but not readily susceptible to being measured in monetary terms, and that any remedy at law (including the payment of damages) would be inadequate as a result of such breach or threatened breach. Accordingly, it is agreed that Employer shall be entitled to an immediate injunction or injunctions to prevent breaches or threatened breaches of Sections 7 or 8 of this Agreement and to specific performance of such Sections 7 or 8 of this Agreement, in each case without proof of actual damages, and Employee waives any requirement for the securing or posting of any bond in connection with any such remedy.

9.2 Employee further agrees that the remedies provided for in this Section 9 shall be in addition to, and not in limitation of, any other remedies that may be available to Employer whether at law or in equity, including monetary damages, and all of Employer’s rights shall be unrestricted, including, but not limited to, the right to terminate Employee at any time for any reason.

9.3 Employee acknowledges and agrees that as used in this Agreement, the “Employer Group” shall mean the Employer Group as hereinbefore defined and any person who is a successor to Employer, or a person who acquires one or more businesses from Employer or any of its affiliates; provided, that, Ariel Emanuel and/or Patrick Whitesell continue to be employed in a bona fide capacity with such successor or such acquirer.

10. Severability.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any of the provisions of this Agreement shall be determined to be invalid under the laws of any applicable jurisdiction, such invalidity shall not invalidate all of the provisions of this Agreement, but rather the Agreement shall be construed insofar as the laws of that jurisdiction are concerned, as not containing invalid or contravening provisions, and the rights and obligations of the parties shall otherwise be enforced to the fullest extent possible. If, however, any such invalid or contravening provisions relate to Sections 7 or 8, then such Sections shall be construed as providing for the maximum protections available to an employer which the laws of that jurisdiction permit.

11. Section 409A.

11.1 This Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any Treasury Regulations or other Department of Treasury guidance issued thereunder (“Section 409A”). The parties intend that any amounts payable hereunder will be compliant with or exempt from Section 409A.

11.2 If required by Section 409A, no payment or benefit that would otherwise be payable or commence upon the termination of employment shall be paid or shall commence unless and until Employee has had a “separation from service” within the meaning of Section 409A as determined in accordance with Section 1.409A-1(h) of the Treasury Regulations. For purposes of determining whether a separation from service has occurred, Employee shall be considered to have experienced a separation from service when the facts and circumstances indicate that Employee and Employer reasonably anticipate that either (i) no further services will be performed for Employer after a certain date, or (ii) that the level of bona fide services Employee will perform for Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Employee (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services to Employer if Employee has been providing services to Employer for less than 36 months).

11.3 For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Section 1.409A-1(b)(9)(v)(A) or (C) of the Treasury Regulations (relating to certain reimbursements and in-kind benefits paid under a separation pay plan) shall be paid or provided to Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Employee’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Employee’s “separation from service” occurs. With respect to any expense reimbursement or the provision of any in-kind benefit that is subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to reimbursements of medical expenses referred to in Section 105(b) of the Code), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

11.4 Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s “separation from service”, Employee is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such “separation from service” to prevent any accelerated or additional tax under Section 409A, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise paid within the short-term deferral exception under Section 409A and do not qualify as involuntary separation pay (within the meaning of Section 409A). If any payments or benefits are postponed due to such requirements, such amounts will be paid in a lump sum (without interest) to Employee on the first payroll date that occurs after the date that is six months and one day following Employee’s “separation from service” and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. If Employee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.

11.5 Employer and Employee agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith, are necessary or desirable to avoid the possible imposition of taxes or penalties under Section 409A, while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to Employer. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties that may be imposed on Employee or for Employee’s account in connection with any payment or benefit made in accordance with this Agreement (including any taxes, interest, and penalties under Section 409A), and Employer shall have no obligation to indemnify or otherwise hold Employee (or any beneficiary, successor or assign) harmless from any or all of such taxes, interest, or penalties.

12. Excess Parachute Payments.

12.1 Notwithstanding anything in this Agreement to the contrary, and subject to the application of Subsection 12.2 below, if any of the payments or benefits provided or to be provided by Employer or any member of the Employer Group to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) are determined to constitute “excess parachute payments” within the meaning of Section 280G of the Code and would, but for this Subsection 12.1 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax; provided, however, that Employer agrees to, and agrees to cause any other relevant member of the Employer Group to, use commercially reasonable best efforts to obtain shareholder approval of any payments or benefits in excess of the safe harbor level in accordance with Q&A #7 of Section 280G of the Code (the “Shareholder Approval Exception”), to the extent applicable and available, such that there will be no such loss of deductibility under Code Section 280G or imposition of tax under Section 4999 of the Code.

12.2 In the event that the Shareholder Approval Exception is not applicable and/or available, the cutback to the Covered Payments contemplated pursuant to Subsection 12.1 shall only be applied if such reduction will result in, after taking into account all applicable taxes, including any federal, state and local taxes and the Excise Tax, a greater net after-tax benefit to Employee than the net after-tax benefit to Employee of payment of all Covered Payments computed without regard to any such reduction.

12.3 All determinations required to be made under Subsection 12.1 and Subsection 12.2, including whether a payment would result in an “excess parachute payment” and the assumptions utilized in arriving at such determination, shall be made by a “Big Four” accounting firm selected by Employer.

13. Arbitration.

13.1 In consideration of Employee’s employment or engagement with Employer, his promise to arbitrate all employment or service related disputes and Employee’s receipt of the compensation and other benefits paid to Employee by Employer, at present and in the future, THE PARTIES AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES BETWEEN EMPLOYEE, ON THE ONE HAND, AND ANY MEMBER OF THE EMPLOYER GROUP AND ANY EMPLOYEE, OFFICER, DIRECTOR, STOCKHOLDER OR BENEFIT PLAN OF THE EMPLOYER GROUP IN THEIR CAPACITY AS SUCH OR OTHERWISE, ON THE OTHER HAND, ARISING OUT OF, RELATING TO, OR RESULTING FROM EMPLOYEE’S EMPLOYMENT WITH EMPLOYER OR THE TERMINATION OF EMPLOYEE’S EMPLOYMENT WITH EMPLOYER, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION. The parties agree to arbitrate such disputes, and hereby agree to waive any right to a trial by jury, including any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims. This agreement to arbitrate also applies to any disputes that any member(s) of the Employer Group or any employee, officer, director, stockholder or benefit plan thereof may have with Employee.

13.2 Any arbitration will be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and JAMS appellate procedures (such rules and procedures, the “Procedure”) before a sole arbitrator who shall be a lawyer. Employee agrees that the arbitration will be conducted in New York, New York. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law and any decision or judgment of the arbitrator will be enforceable in any court of competent jurisdiction. Employer will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Employee shall pay the first $200 of any filing fees associated with any arbitration which Employee initiates. Employee agrees that the decision of the arbitrator shall be in writing and shall be binding upon the parties to the arbitration.

13.3 Except as provided by the Procedure and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee, on the one hand, and the members of the Employer Group and their respective employees, officers, directors, stockholders, and benefit plans, on the other hand. Accordingly, except as provided for by the Procedure and this Agreement, neither Employee nor any member of the Employer Group (or its employees, officers, directors, stockholders, or benefit plans) will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful term of this Agreement, and the arbitrator shall not order or require Employer to adopt a policy not otherwise required by law which Employer has not adopted.

13.4 In addition to the right under the Procedure to petition the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief where any party alleges or claims a violation of this Agreement.

13.5 Except to the extent otherwise provided herein, the parties agree that the arbitration shall be conducted on a strictly confidential basis and neither Employee nor any member of the Employer Group (or any of their respective employees, officers, directors, stockholders or benefit plans) will disclose the existence or nature of a claim, any documents, exhibits or information exchanged or presented in connection with such a claim or the decision or result of any such claim to any third party except for the parties’ legal counsel, who shall also be bound by the confidentiality provision of this Subsection 13.5.

13.6 Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Labor, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers’ Compensation Board. This Agreement does, however, preclude Employee from pursuing court action regarding any such claim (except as necessary to enforce an arbitrator’s award). Employee also understands and agrees that after exhaustion of administrative remedies under a statute that requires exhaustion of administrative proceedings before seeking relief, Employee must pursue any such claim through this binding arbitration procedure.

14. Governing Law; Consent to Jurisdiction; Jury Trial Waiver.

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EXCEPT AS IS SPECIFICALLY PROVIDED IN SECTION 14, ANY ACTION TO ENFORCE THIS AGREEMENT OR AN ARBITRATION AWARD MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.

15. Binding Effect.

The provisions of this Agreement shall be binding on the heirs, executors, administrators and other successors in interest of Employee.

16. Entire Agreement; Amendment.

This Agreement, the Management Holdco LLC Agreements, the Award Agreement and any award agreement or letter agreement pursuant to which any equity or equity-based award in any member of the Employer Group has been or is awarded to Employee constitute the entire understanding between the parties and their affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, preliminary agreements, executed agreements and understandings, including, without limitation to the foregoing, the Existing Agreement (which Existing Agreement shall be superseded as of the Effective Date but in no event prior thereto). This Agreement may not be amended except in writing executed by the parties hereto.

17. Waiver.

A party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any provision or provisions, or prevent such party from thereafter enforcing each and every other provision of this Agreement.

18. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to Employer, to:

c/o Endeavor Operating Company, LLC

Endeavor Group Holdings, Inc.

9601 Wilshire Boulevard, Third Floor

Beverly Hills, CA 90210

Attention: General Counsel

Fax: (310) 246 3065

If to Employee, to:

Mark Shapiro

33 Green Acre Lane

Westport, CT 06880

Tel: (203) 249-9855

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Richard J. Rabin

Tel.: (212) 872-1086

Fax: (212) 872-1002

19. Taxes.

Employer shall be entitled to withhold from any payment due to Employee hereunder any amounts required to be withheld by applicable tax laws or regulations. Notwithstanding the foregoing, to the extent Employee is treated as a partner for tax purposes, which shall only occur with Employee’s prior notice, Employee shall be responsible for satisfying Employee’s obligations in respect of any self-employment taxes out of Employee’s funds.

20. Advice of Counsel and Construction.

The parties acknowledge that they have had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each party to this Agreement.

21. Successors and Assigns.

This Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement, and any rights and obligations of Employer hereunder, may be assigned or delegated, in whole or in part, by Employer to any person who is a successor to Employer or to a person who acquires one or more businesses from Employer or any of its affiliates; provided, that, Ariel Emanuel and/or Patrick Whitesell continue to be employed in a bona fide capacity with such successor or such acquirer; provided, further, that Employee’s rights, the Management Holdcos’ and UFC Management Holdco LLC’s (or any successors’) obligations or any other member of the Employer Group’s obligations under any Management Holdco LLC Agreement (or any successor limited liability company agreement) and any award or similar agreement (as such agreement may be amended in accordance with its terms) pursuant to which any equity in or equity-based award of any member of the Employer Group (including any Management Holdcos (or any successors) and UFC Management Holdco LLC (or any successor)) was awarded to Employee shall, in each case, remain in full force and effect. As used in this Agreement, “Employer” shall mean Employer as hereinbefore defined and any other person that assumes the obligations of Employer hereunder or agrees to perform as Employer hereunder, in each case whether by operation of law or otherwise.

22. Survival.

Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24 and 25 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement for any reason or the Term or of Employee’s employment with Employer.

23. Interpretation.

The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement.

24. Cooperation.

During the Term and at any time thereafter, Employee agrees to cooperate (i) with Employer in the defense of any legal matter involving any matter that arose during Employee’s employment with the Employer Group, (ii) with Employer in connection with Employee’s obligations under Section 8 hereunder, and (iii) with all governmental authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Employer Group. Employer will reimburse Employee for any reasonable travel and out-of-pocket expenses incurred by Employee in providing such cooperation, including, but not limited to, reimbursing Employee for all reasonable and documented attorneys’ fees and costs he incurs in connection therewith, and will provide Employee with a per diem payment of $8,219 for each day or partial day that he provides such cooperation. Furthermore, any such cooperation occurring after the termination of Employee’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Employee’s business or personal affairs.

25. 1Counterparts.

This Agreement may be executed in any number of counterparts, each of which when executed and delivered, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures or signatures via email as a portable document format (.pdf) shall be deemed originals.

*        *        *

[1]	Legal fees to be addressed separately.

WME IMG, LLC

By	/s/ Jason Lublin
Jason Lublin

Its
Authorized Signatory

[Signature Page to Mark Shapiro Employment Agreement]

IN WITNESS WHEREOF, Employer and Employee have executed and delivered this Agreement as of the date first above written.

ENDEAVOR OPERATING COMPANY, LLC

By	/s/ Jason Lublin

Its
Authorized Signatory

ENDEAVOR GROUP HOLDINGS, INC.

By	/s/ Jason Lublin

Its
Authorized Signatory

EMPLOYEE:

/s/ Mark Shapiro
Mark Shapiro

[Signature Page to Mark Shapiro Employment Agreement]

Exhibit A

Current Board, Advisory and Ownership Positions

•	Live Nation

•	Equity Residential

•	Dick Clark (advisory)

•	Captivate Network

•	Red Zebra Broadcasting

If any of the above entities enters into a material business relationship with any material competitor of the Employer Group, as determined by the Employer Group in good faith, Employee will either resign or advise Employer of such relationship and Employer may require Employee to resign from any positions with such company.

Exhibit B

Mutual Release

THIS AGREEMENT AND RELEASE, dated as of _______, 20__ (this “Release Agreement”), is entered into by and among Mark Shapiro (“Employee”), Endeavor Group Holdings, Inc. (“EGH”), and Endeavor Operating Company, LLC (together with any affiliate thereof which may have employed Employee from time to time subject to the terms and conditions of the Employment Agreement (as hereafter defined) and which has duly executed the Employment Agreement, the “Employer,” and together with EGH and their respective affiliates, collectively, the “Employer Group”).

WHEREAS, Employee is currently employed with Employer; and

WHEREAS, Employee’s employment with Employer will terminate effective as of             , 20__; and

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to such terms in the Term Employment Agreement by and between Employee, EGH and Employer , dated as of July 2, 2019 (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Release Agreement and other good and valuable consideration, the parties hereby agree as follows:

1 Employee shall be (i) provided the Severance Payments in accordance with the terms and conditions of Subsection 4.6 of the Employment Agreement and (ii) entitled to retain 100% of the Sign-On Bonus; provided, that if Employee revokes this Release Agreement pursuant to Section 6 below, the Severance Payments shall not be paid to Employee and Employee shall be required to repay a portion of the Sign-On Bonus to Employer as contemplated pursuant to Subsection 3.3 of the Employment Agreement.

2 Employee, for and on behalf of himself and Employee’s heirs, successors, agents, representatives, executors and assigns, hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action (each, a “Claim”) arising out of or relating to Employee’s employment or termination of employment with, or Employee’s serving in any capacity in respect of, any member of the Employer Group, both known and unknown, in law or in equity, which Employee may now have or ever had against any member of the Employer Group or any equityholder, agent, representative, administrator, trustee, attorney, insurer, fiduciary, employee, director or officer of any member of the Employer Group, including their successors and assigns (collectively, the “Employer Parties”), including, without limitation, any claim for any severance benefit which might have been due Employee under any previous agreement executed by and between any member of the Employer Group and

Employee (but excluding, for avoidance of doubt, any Claims employee may have to the Severance Payments), and any complaint, charge or cause of action arising out of his employment with the Employer Group under the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age against individuals who are age 40 or older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the New York Labor Law (including but not limited to the Retaliatory Action By Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, Article 23-A of the New York Correction Law, the New York City Human Rights Law, and the New York City Earned Sick Leave Law, all as amended; and all other federal, state and local statutes, ordinances and regulations. By signing this Release Agreement, Employee acknowledges that Employee intends to waive and release any rights known or unknown Employee may have against the Employer Parties under these and any other laws; provided, that, notwithstanding anything to the contrary herein, Employee does not waive or release Claims with respect to (i) the right to enforce this Release Agreement or those provisions of the Employment Agreement that expressly survive the termination of Employee’s employment with the Employer (including, for avoidance of doubt, Employee’s right to the Severance Payments), (ii) that portion of Employee’s equity interests and equity-based awards in any member of the Employer Group that remains outstanding following Employee’s termination of employment in accordance with the terms of the agreements governing such equity interests and equity-based awards and any rights of Employee pursuant thereto (including, for avoidance of doubt, the Award Agreement, and that certain Award Agreement, made effective as of December 16, 2016, by and between UFC Management Holdco LLC and Employee, as it may be amended in accordance with its terms, and the Management Holdco LLC Agreements (or any successor limited liability company agreements)), (iii) any vested right Employee may have under any employee pension or welfare benefit plan of the Employer Group or (iv) any rights to indemnification, contribution, or exculpation Employee may have under any insurance policy or agreement, including any indemnification agreement Employee may have with any member of the Employer Group, or pursuant to the charter, by-laws or other organizational documents of any member of the Employer Group. Employee acknowledges and agrees that the Employer Parties are third-party beneficiaries of the release of claims set forth in this Section 2.

3 Employer, for and on behalf of itself and all of the other Employer Parties, hereby waives and releases any and all Claims arising out of or relating to Employee’s employment or termination of employment with, or Employee’s serving in any capacity in respect of, any member of the Employer Group, both known and unknown, in law or in equity, which any of the Employer Parties may now have or ever had against Employee or any of his agents, representatives, trustees, attorneys, insurers, fiduciaries, heirs, successors, executors or assigns (collectively, the “Employee Parties”), including, without limitation, any complaint, charge or cause of action arising under any and all federal, state and local statutes, ordinances and regulations. Notwithstanding the foregoing, Employer does not release or waive: (i) any Claims based on any intentional fraud by Employee (to the extent not known by, or reasonably capable of being discovered upon reasonable investigation by, Employer before termination); (ii) any Claims arising out of a breach by Employee of the covenants sets forth in Sections 7 and 8 of the Employment Agreement and Schedule E to the Award Agreement (to the extent not known by, or reasonably capable of being discovered upon reasonable investigation by, Employer before termination), (iii) any Claims for any breach of any documents governing the grant of equity to Employee, (iv) any counterclaims by Employer to any claim for indemnity, contribution or exculpation, (v) any breach by Employee of this Release Agreement, or (vi) any rights that cannot be released as a matter of law. By signing this Release Agreement, Employer acknowledges that the Employer Parties intend to waive and release any rights known or unknown that any of the Employer Parties may have against the Employee Parties under these and any other laws; provided, that, notwithstanding anything to the contrary herein, the Employer Parties do not waive or release Claims with respect to the right to enforce this Release Agreement or those provisions of the Employment Agreement that expressly survive the termination of Employee’s employment with the Employer. Employer acknowledges and agrees that the Employee Parties are third-party beneficiaries of the release of claims set forth in this Section 3.

4 The parties have read Section 1542 of the California Civil Code, which states in full: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The parties expressly waive any rights that they may have under Section 1542 of the California Civil Code to the full extent that they may lawfully waive such rights pertaining to a general release of claims, and (i) Employee affirms that he is releasing all known or unknown claims that he has or may have against Employer or any of the Employer Parties as stated in this Release and (ii) Employer affirms that the Employer Parties are releasing all known or unknown claims that they have or may have against Employee or any of the Employee Parties as stated in this Release Agreement.

BY SIGNING THIS RELEASE, THE EMPLOYEE PARTIES WILL HAVE WAIVED ANY RIGHT THEY MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE EMPLOYER PARTIES, AND THE EMPLOYER PARTIES WILL HAVE WAIVED ANY RIGHT THEY MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE EMPLOYEE PARTIES, BASED ON ANY ACTS OR OMISSIONS ARISING UP TO THE DATE OF THE SIGNING OF THIS RELEASE. NOTWITHSTANDING THE ABOVE, NOTHING IN THIS RELEASE AGREEMENT SHALL PREVENT EMPLOYEE FROM (I) INITIATING OR CAUSING TO BE INITIATED ON HIS BEHALF ANY COMPLAINT, CHARGE, CLAIM OR PROCEEDING AGAINST EMPLOYER BEFORE ANY LOCAL, STATE OR FEDERAL AGENCY, COURT

OR OTHER BODY CHALLENGING THE VALIDITY OF THE WAIVER OF HIS CLAIMS UNDER ADEA CONTAINED IN THIS RELEASE AGREEMENT (BUT NO OTHER PORTION OF SUCH WAIVER); OR (II) INITIATING OR PARTICIPATING IN (BUT NOT BENEFITING FROM) AN INVESTIGATION OR PROCEEDING CONDUCTED BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION WITH RESPECT TO ADEA.

5 Employee acknowledges that Employee has been given 21 days from the date of receipt of this Release Agreement to consider all of the provisions of the Release Agreement and, to the extent he has not used the entire 21-day period prior to executing the Release Agreement, he does hereby knowingly and voluntarily waive the remainder of said 21-day period. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE EMPLOYER TO CONSULT AN ATTORNEY AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE EMPLOYER PARTIES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF. EMPLOYEE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE AGREEMENT AND EMPLOYEE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

6 Employee shall have seven (7) days from the date of Employee’s execution of this Release Agreement to revoke the release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Employee revokes the Release Agreement, Employee will be deemed not to have accepted the terms of this Release Agreement.

7 Each party and its counsel have reviewed this Release Agreement and have been provided the opportunity to review this Release Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release Agreement. Instead, the language of all parts of this Release Agreement shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Release Agreement as of the date first above written.

ENDEAVOR OPERATING COMPANY, LLC

By

Its
Authorized Signatory

ENDEAVOR GROUP HOLDINGS, INC.

By

Its
Authorized Signatory

WME IMG, LLC

By

Its
Authorized Signatory

EMPLOYEE

/s/ Mark Shapiro
Mark Shapiro